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                                                                    Exhibit 4.7

OPERATING AGREEMENT BETWEEN BLOODSTOCK RESEARCH INFORMATION SERVICES, INC. ("BRIS") AND STARNET COMMUNICATIONS ("HOST").

                                R E C I T A L S:


     HOST maintains a website upon which it will locate one or more banners promoting BRIS or BRIS products. A link from HOST'S website to BRIS' website will be established whereby customers of HOST may access BRIS and the services and products it offers for sale. In order to obtain new customers for its products, BRIS will compensate HOST for new customers it obtains and products and services it sells to them as a result of the links. The parties have reached certain agreements with respect to the foregoing which they desire to reduce to writing.

                                   AGREEMENT

     1. HOST agrees to place a banner on its website which will serve as a link to the website maintained by BRIS. The banner will be located on handicappers page of host's website. The BRIS banner that HOST displays will contain those graphic or textual images (indicating a link) that are provided by BRIS, and HOST will substitute such images with new images provided by BRIS from time to time.

     2. To permit accurate tracking, reporting, and referral fee accrual, BRIS will provide HOST with special link formats between the two sites and HOST agrees that the links between the two sites will properly utilize the special links formats. HOST will only earn referral fees with respect to activity on the BRIS site occurring directly from the special links and BRIS will not be liable to HOST as a result of HOST'S failure to use the special links.

     3. BRIS will process registrations and orders for BRIS products placed by customers who follow the special links from the HOST site to the BRIS site. BRIS may, in its discretion, reject registrations and orders that do not comply with requirements that it has established. BRIS will be responsible for all aspects of the processing of the registrations and orders and the fulfillment thereof. BRIS will track sales made to customers who register using special links from the HOST site to the BRIS site and will provide HOST with reports summarizing sales activity. The term of this agreement shall be for a period of two (2) year(s) commencing as of the date of this agreement and this agreement should automatically renew for successive terms of a like period unless either party gives written notice of termination not less than one (1) years prior to the end of the term then in effect. This agreement may be terminated immediately at an earlier date in the event of a breach of the agreement by the other party. Upon the termination of this agreement, HOST will immediately cease the use of, and remove from its site, all links to the BRIS site and all marks, logos, or other materials provided by BRIS to HOST in connection with this agreement.

     4. BRIS will pay to HOST a commission of 20% upon the sales by BRIS of products that are sold by BRIS as a result of the registration of new customers linking to BRIS from HOST. Sales upon which the commission is based shall be the aggregate amount paid to BRIS, but for electronic products (but not products that are faxed or mailed), taxes, services charges, credit card processing fees and bad debts shall be excluded. Commissions shall be payable for products sold to these new customers by BRIS as long as this agreement remains in effect and customers continue to use the accounts established by them as a result of the BRIS - HOST link. The commission provided for herein shall be payable only with respect to a customer that is new to BRIS and not to an existing customer who establishes a new account. BRIS shall not owe a commission for sales by affiliates of an existing customer, such as members of the customer's immediate family. Commissions shall be paid on a monthly basis, provided, however, that, if commissions for any one month are less than One Hundred Dollars ($100.00), commissions shall not be payable until the commissions exceed One Hundred Dollars ($100.00) except that, in no event shall commissions accrue for more than twelve months without being paid. When a commission is paid by BRIS to HOST, BRIS shall provide HOST with a report reflecting customer account numbers and amounts spent by the customers.

     5. HOST will not purchase BRIS products for the use by HOST or its affiliates for resale or commercial use of any kind. HOST also agrees that it will not directly or indirectly offer any person or entity any consideration or incentive for using links from the HOST site to the BRIS site. In the event of a violation of this provision, BRIS may withhold referral fees otherwise payable to HOST under this agreement.

     6. Customers who register with BRIS through the use of the links from the HOST site will be deemed


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to be customers of BRIS and all of BRIS' rules, policies and operating procedures concerning customer orders, customer service and product sales will apply to those customers. BRIS may change its policies and operating procedures at any time, in its sole discretion. Because changes by BRIS may affect certain products and their prices, HOST agrees that it shall not include price information in any descriptions of BRIS products.

     7. HOST shall not create, publish, distribute or permit any written material that makes reference to BRIS or its products without the prior written consent of BRIS.

     8. HOST will be solely responsible for the development, operation and maintenance of its site and all materials that appear thereon. Without limitation, these responsibilities include the technical operation of the site and all related equipment; the creation and posting of product descriptions on the site and the linking of those descriptions; the accuracy and appropriateness of materials posted on the HOST site; and assurance that materials posted on the HOST site do not violate or infringe upon the rights of any third party. BRIS disclaims all liability for such matters and HOST agrees to indemnify and hold BRIS harmless from all claims, damages and expenses relating to the development, operation, maintenance and contents of its site. HOST agrees that its site will not, in any way, copy or resemble the look and feel of the BRIS site nor will HOST create the impression that its site is the BRIS site or part thereof.

     9. BRIS grants to HOST a non-exclusive, non-transferable and revocable right to (a) access the BRIS site through the links solely in accordance with the terms of this agreement, and (b) use the BRIS trademark and logo and identifying materials relating to BRIS for the sole purpose of linking HOST'S site to the BRIS site where HOST users can register with BRIS or purchase its products. These marks, logos and identifying materials may not be altered, modified or changed in any way and will be returned to BRIS upon termination of this agreement.

     10. HOST grants to BRIS a non-exclusive license to utilize its name, marks, logos and identifying material to advertise, market, promote and publicize its rights hereunder.

     11. BRIS makes no express or implied warranties or representations with respect to the relationship between HOST and BRIS or any products sold as a result of their relationship (including, without limitation, warranties of fitness, merchantability, non-infringement or any implied warranties arising out of course of performance, dealing or trade usage). BRIS makes no representation that the operation of its site will be uninterrupted or error-free and it will not be liable for the consequences of any interruptions or errors.

     12. BRIS and HOST are independent contractors and nothing in this agreement shall create any other type of relationship between the parties.

     13. Except as may otherwise be provided in this agreement, BRIS and HOST agree that all information obtained by the other shall remain strictly confidential and secret and shall not be utilized, directly or indirectly, by such party for its own business purposes or for any other purpose except and solely to the extent that any such information is generally known or available to the public through a source other than such party hereto.

     14. HOST has independently evaluated the desirability of entering into this agreement and is not relying on any representation, guarantee or statement other than as set forth herein. HOST understands that BRIS may, at any time, directly or indirectly, solicit customer referrals on terms that may differ from those contained in this agreement or operate websites that are similar to or compete with HOST'S website.

     15. This agreement will be governed by the laws of the Commonwealth of Kentucky. HOST may not assign this agreement without the prior consent of BRIS. Subject to that restriction, this agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This is the sole and complete agreement between the parties and may not be amended, except in writing signed by both parties.

     DATED:   Jan. 18, 2000.


                                        BRIS: BLOODSTOCK RESEARCH INFORMATION
                                        SERVICES, INC.


                                        BY:
                                           ------------------------------


                                        HOST:


                                        BY:  /s/ Meldon Ellis
                                           ------------------------------
                                            Meldon Ellis


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